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                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors

          We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan, the Amended and Restated Stock Purchase Plan and the Amended and Restated Non-U.S. Employee Stock Purchase Plan of Embrex, Inc. of our report dated February 15, 2000, with respect to the consolidated financial statements and schedule of Embrex, Inc., and of our report dated March 20, 2000, with respect to the financial statements of the Embrex, Inc. Employee Stock Purchase Plan, included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


/s/ Ernst & Young LLP
Raleigh, North Carolina
July 31, 2000